Exhibit 10.18

Please be advised that certain identified information has been excluded in Exhibit 10.18 because it is the type of information that the registrant treats as private or confidential and is (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMMENDMENT TWO TO THE DEBT CONVERSION AGREEMENT

This second amendment to the Debt Conversion Agreement (the “Second Amendment Agreement”) is made and entered into on this 27th day of January 2023, by and between Knight Therapeutics International S.A. (the “Lender”) and 60 Degrees Pharmaceuticals, INC. (the “Borrower”).

WHEREAS the Borrower and Lender entered into a Debt Conversion Agreement (“the Initial Agreement”) as of January 9th, 2023.

WHEREAS the Borrower and Lender entered into an Amendment to the Debt Conversion Agreement (the “Amending Agreement”) as of January 19th, 2023.

WHEREAS the Borrower and Lender wish to further amend the Initial Agreement and Amendment to the Debt Conversion Agreement as set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and Lender, intending to be legally bound, hereby agree and contract as follows:

1.	Amendment to Initial Agreement.

a.	Clause 1a will be deleted and replaced with:

“Conversion of the Principal Amount. Subject to the terms and conditions hereof, at the Closing (as defined below), Lender hereby elects to convert the Principal Amount into (i) that number of shares of Common Stock equal to dividing the Principal Amount by an amount equal to the offering price of the Common Stock in the IPO discounted by 15% (the “Conversion Common Shares”), rounding up for fractional shares, in a number of Conversion Shares up to 19.9% of the Company’s outstanding Common Stock after giving effect of the IPO; (ii) the Company will make a milestone payment of $10 million to Knight if, after the date of a Qualifying IPO, the Company sells ARAKODA or if a Change of Control (as per the definition included in the original loan agreement dated on December 10th, 2015) occurs, provided that the purchaser of ARAKODA or individual or entity gaining control of the Borrower is not the Lender or an affiliate of the Lender; (iii) following the License and Supply agreement dated on December 10th, 2015 and subsequently amended on January 21st, 2019, an expansion of existing distribution rights to Tafenoquine/Arakoda to include COVID-19 indications as well as malaria prevention across the Territory as defined in said documents, subject to US Army approval; and (iv) Company will retain Lender or an affiliate to provide financial consulting services, management, strategic and/or regulatory advice of value $30,000 per month for five years (the parties will negotiate the terms of that consulting agreement separately in good faith).

b.	Clause 1b will be deleted and replaced with:

“Conversion of the Accrued Interest. Subject to the terms and conditions hereof, at the Closing, Lender hereby elects to convert the Accrued Interest into that number of shares (the “Conversion Preferred Shares” and, together with the Conversion Common Shares, the “Conversion Shares”) of a new class of preferred stock (the “Preferred Stock”) by dividing the Accrued Interest by [$100.00], then rounding up. The Preferred Stock shall have the following rights, preferences, and designations: (i) have a 6% [cumulative] dividend accumulated annually on March 31; (ii) shall be non-voting stock; (iii) are not redeemable, (iv) be convertible to shares of Common Stock at a price equal to the lower of (1) the price paid for the shares of Common Stock in the IPO and (2) the 10 day volume weighted average share price immediately prior to conversion; and (v) conversion of the preferred stock to common shares will be at the sole discretion of the Company. Notwithstanding the foregoing, the Company shall not convert the Preferred Stock into shares of Common Stock if as a result of such conversion Lender will own 19.9% or more of the Company’s outstanding Common Stock.”

c.	Exhibit A will be deleted.

d.	Any references to the Conversion Note shall be deleted and inapplicable.

e.	For the avoidance of doubt, the parties agree that all debt obligations of Borrower to Lender shall be deemed satisfied pursuant to the conversion of the Principal Amount and Accrued Interest as specified herein.

2.	Definitions. All capitalized terms not defined in this Second Amendment Agreement will have the meaning ascribed to them in the Debt Conversion Agreement.

3.	Modification. Except as explicitly modified and amended hereby, the Initial Agreement and Amendment to the Debt Conversion Agreement remain and unchanged and unmodified and in full force and effect.

4.	Governing Law. This Second Amendment Agreement will be governed and interpreted in accordance with the State of Delaware, excluding its conflict of law provisions.

5.	Counterparts. This Second Amendment Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopier transmission, electronically or in a portable document format (pdf.)

[Signature Page Follows]

IN WITNESS THEREOF, the undersigned have executed this Second Amendment Agreement as of the date set forth above.

Lender:

KNIGHT THERAPEUTICS INTERNATIONAL S. A.

/s/ Arvind Utchanah
Name:	Arvind Utchanah
Title:	CFO

Borrower:

60 DEGREES PHARMACEUTICALS, INC.

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Name:	Geoffrey S. Dow
Title:	CEO